Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into and effective this 13th day of September, 2013 (the “Effective Date”), by and between American Restaurant Concepts, Inc., a Florida corporation (the “Company”), and Blue Victory Holdings, Inc., a Nevada corporation (“Consultant”).

WITNESSETH:

WHEREAS, the Company and Consultant desire to enter into an agreement pursuant to which Consultant will provide consulting services to the Company.

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and Consultant agree as follows:

1.            Retention.  The Company hereby retains Consultant to provide the consulting services described herein to the Company for a period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date, unless earlier terminated in accordance with the provisions of Section 5 hereof (the “Consulting Term”).

2.            Independent Contractor.  Consultant and Company acknowledge and agree that the relationship hereunder created is one of an independent contractor and not one of employment.  Consultant shall at all times during the Consulting Term act as an independent contractor and nothing hereunder shall be construed to be inconsistent with this relationship or status or create or imply a relationship of employer-employee between the Company and Consultant or its employees or associates.  Consultant shall not hold Consultant or its employees or associates out to third parties as employees or officers of the Company, and shall have no authority to bind or commit the Company, legally or otherwise.  Except as expressly provided herein, neither Consultant nor its employees or associates shall be entitled to any benefits paid by the Company to its employees.  Consultant shall be solely responsible for any tax consequences applicable to Consultant or its employees or associates by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to Consultant’s performance of consulting services hereunder.

3.           Consulting Services.

(a)           Types of Services. Consultant shall provide consulting and advisory services with respect to the following areas of the Company’s business (the “Consulting Services”): (i) strategic, financial and operational planning, (ii) the identification, valuation, and acquisition of undervalued assets, (iii) asset management, operation, marketing and development, (iv) mergers, acquisitions, divestitures, joint ventures, and similar transactions, (v) the identification of acquisition candidates and financing sources, (vi) public and private equity and debt financings, (vii) the preparation of reports, summaries, corporate profiles, due diligence packages and other materials to properly present the Company to third parties, (viii) branding, marketing and advertising, (ix) executive and employee identification, recruiting, training and retention; (x) investor relations and media affairs, and (xi) such other areas as may reasonably be requested by the Company from time to time for the purposes of helping the Company maximize long-term shareholder value.

(b)           Performance of Services.  Consultant shall comply with reasonable requests by the Company for the Consulting Services and shall devote reasonable time and reasonable best efforts, skill and attention to the performance of the Consulting Services.  Consultant shall be responsible for determining the method, details and means of performing the Consulting Services in consultation with, and subject to the approval of, the Company.  Consultant shall appoint a team leader who shall report to the Chief Executive Officer of the Company or such other person as the Chief Executive Officer shall designate.  Notwithstanding the above, the Company acknowledges and agrees that Consultant may engage in and pursue such contemporaneous activities and interests as Consultant may desire, for profit or otherwise, during the Consulting Term.

4.             Compensation and Expenses.

(a)           Consulting Fees.  Consultant shall receive a consulting fee equal to $2,500 each calendar quarter during the Consulting Term (the “Consulting Fees”).  Each Consulting Fee shall be due and payable within 10 days after the calendar quarter to which the Consulting Fee relates.  For the calendar quarter ending September 30, 2013 and the calendar quarter during which the Consulting Term expires or this Agreement is earlier terminated in accordance with the provisions of Section 5, a pro-rata Consulting Fee shall be paid to Consultant based on the number of days that passed during such calendar quarter for which this Agreement was effective.  The Consulting Fees shall be payable in cash or shares of the Company’s Class A common stock, par value $0.01 per share (“Common Stock”), at Consultant’s discretion.  In the event Consultant elects to receive a Consulting Fee in shares of Common Stock, the number of shares of Common Stock to be issued to Consultant shall be determined in accordance with the share calculation provisions attached hereto as Exhibit A.

(b)           Expenses.  Consultant shall be reimbursed promptly for all reasonable and necessary business-related expenses pre-approved by the Company and incurred by Consultant on behalf of the Company, including travel to and from the Company, hotel rooms, meals and other related expenses.  Consultant shall submit expense reports to the Company along with copies of the receipts and invoices supporting the expenses.

5.             Termination.  This Agreement may be terminated by the Company or Consultant at any time upon delivery of prior written notice to the non-terminating party.

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6.            Protection of Confidential Information of the Company.  Consultant understands that Consultant’s consulting arrangement with the Company creates a relationship of trust and confidence between Consultant and the Company.  Consultant will not use or disclose, or allow anyone else to use or disclose, any Confidential Information (as defined below) relating to the Company, its products, services, suppliers or customers except as may be necessary in the performance of Consultant’s work for the Company or as may be specifically authorized in advance by appropriate officers of the Company.  “Confidential Information” includes, but is not limited to, information consisting of research and development, patents, trademarks and copyrights, and any applications relating thereto, trade secrets, technical information, computer programs, software, methodologies, innovations, software tools, know-how, knowledge, designs, drawings, specifications, concepts, data, reports, processes, techniques, documentation, pricing, marketing plans, customer and prospect lists, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts, and any other information not available to the general public, whether written or oral, that Consultant knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity.  Consultant will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential.  These restrictions, however, will not apply to any information that: (i) is or becomes publicly available without a breach of this Agreement by Consultant, (ii) can be shown by documentation to have been known to Consultant at the time of its receipt from the Company, (iii) is received by Consultant from a third party that did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by Consultant without reference to any Confidential Information.

7.             Miscellaneous.

(a)           Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereto, and no party shall be liable or bound to any other party in any manner by any warranties, representations, guarantees or covenants except as specifically set forth in this Agreement.  Neither party relied upon any representation or warranty, whether written or oral, made by the other party or any of its officers, directors, employees, agents or representatives, in making its decision to enter into this Agreement.

(b)           Amendment and Modification.  This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

(c)           Extensions and Waivers.  The parties hereto entitled to the benefits of a term or provision may: (i) extend the time for the performance of any of the obligations or other acts of the parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto; or (iii) waive compliance with any obligation, covenant, agreement or condition contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.  No waiver by either party hereto of any breach or default of any of the representations, warranties, covenants or agreements set forth herein will be deemed a waiver as to any subsequent or similar breach or default.

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(d)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Consultant may not assign its obligations under this Agreement without the prior written consent of the Company.

(e)           Headings; Definitions.  The Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.  All references to Sections contained herein mean Sections of this Agreement unless otherwise stated.  All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

(f)            Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties hereto.

(g)           Notices.  All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, first-class registered mail, facsimile or other electronic medium to the applicable party.

(h)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(i)            Counterparts. This Agreement may be executed in two or more counterparts and delivered via facsimile or other electronic transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

AMERICAN RESTAURANT CONCEPTS, INC.

By:	/s/ Richard W. Akam
Richard W. Akam
Chief Executive Officer

BLUE VICTORY HOLDINGS, INC.

By:	/s/ Seenu G. Kasturi
Seenu G. Kasturi
President

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Exhibit A

Share Calculation Provisions

(a)           Share Calculation.  The number of shares of Common Stock issuable pursuant to Section 4(a) hereof shall be determined by dividing: (i) the Consulting Fee, by (ii) the Market Price (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon the payment of any Consulting Fee.  If the payment would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(b)           Issuance Procedure.  Consultant will provide the Company with written notice (each such notice, a “Notice”) specifying: (i) the Consulting Fee that Consultant wishes to receive in shares of Common Stock, (ii) the name or names in which the stock certificate or stock certificates for the shares of Common Stock are to be issued, and (iii) the address or addresses to which such certificates shall be delivered.  Within 10 business days after the date the Company receives the Notice (the “Notice Date”), the Company shall issue and deliver to the address designated in the Notice, a stock certificate or stock certificates of the Company representing the number of shares of Common Stock to which Consultant is entitled. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of the shares of Common Stock.

(c)           Certain Definitions.  For the purposes of this Exhibit A, the following terms shall have the following meanings:

(i)           “Market Price” means: (x) if the Common Stock is listed on a Trading Market (as defined below), the Closing Price (as defined below) on the Trading Day (as defined below) that immediately precedes the Notice Date, (y) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the OTCQX, OTCQB or OTC Pink tiers of the OTC Markets Group, Inc., or a successor OTC market tier or company, the average of the most recent bid and ask prices per share of the Common Stock so reported on the Trading Day that immediately precedes the Notice Date, and (z) in all other cases, the fair market value of a share of Common Stock as determined by the Company and Consultant; provided, however, that in the event the Company and Consultant are unable to agree upon the Market Price within fifteen (15) days of the Notice Date, the Market Price will be determined by a nationally recognized independent appraiser selected in good faith by the Company and reasonably acceptable to Consultant, the fees and expenses of which will be shared equally by the Company and Consultant.

(ii)          “Closing Price” means, for any date, the closing price of the Common Stock for such date on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)).

(iii)         “Trading Day” means a day on which the Trading Markets are open for business.

(iv)         “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the OTC Bulletin Board (or any successors to any of the foregoing).

(d)           Share Limit.  Notwithstanding any other provision in this Exhibit A to the contrary, in no event shall the Company be required under this Exhibit A to: (i) issue more shares of Common Stock than the Company has authorized and available for issuance, or (ii) breach its obligations under the rules or regulations of any Trading Market on which its shares of Common Stock may then be listed.  In the event the Company does not have adequate shares of Common Stock authorized and available for issuance to be able to fulfill a Notice, or the Company would breach its obligations under the rules or regulations of any Trading Market on which its shares of Common Stock are then listed if it fulfilled a Notice, Consultant agrees to accept payment of the applicable Consulting Fee in the form of cash.

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